As filed with the Securities and Exchange Commission on February 19, 2008.

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DELTA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

Delaware	58-0218548
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

P.O. Box 20706
Atlanta, Georgia 30320-6001
(404) 715-2600
(Address of Principal Executive Offices,
including Zip Code)

DELTA AIR LINES, INC. 2007 PERFORMANCE COMPENSATION PLAN
(Full title of the plans)

Kenneth F. Khoury, Esq.
Executive Vice President and General Counsel
Delta Air Lines, Inc.
P.O Box 20706
Atlanta, Georgia 30320-6001
(Name and address of agent for service)

(404) 715-2191
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock	15,000,000 shares	$17.30	$259,500,000	$10,198.35

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated pursuant to Rules 457(c) and (h) under the Securities Act solely for purposes of calculating the amount of the registration fee, based upon the average of the high and low prices per share of Common Stock of Delta as reported on the New York Stock Exchange on February 15, 2008.

Delta Air Lines, Inc. (the “Company”) files this Registration Statement on Form S-8 in connection with the Delta Air Lines, Inc. 2007 Performance Compensation Plan (the “Plan”) to increase the number of shares of Delta Common Stock, par value $0.0001 per share (the “Common Stock”) registered for issuance under the Plan.  According to the terms of the Plan, 30,000,000 shares of Common Stock may be issued in connection with awards made thereunder.  The Company previously registered 30,000,000 shares of Common Stock for issuance or transfer under the Plan on a Registration on Form S-8 (Registration No. 333-142424) (the “Original Form S-8”), the contents of which are incorporated herein by reference, except to the extent specific Sections are superseded by Items 5 and 8 below and the Exhibits included in this Form S-8.  Any shares subject to an award that expires, is cancelled, is forfeited, or otherwise terminates without the delivery of Common Stock, including (i) the number of shares surrendered or withheld in payment of any exercise or price of an award or taxes related to an award and (ii) any shares subject to an award to the extent that award is settled without the issuance of shares, become available again for distribution under the Plan (the “Add-Back Shares”).    Accordingly, the purpose of this Registration Statement is to register 15,000,000 Add-Back Shares for issuance under the Plan.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Certain matters relating to the validity of the shares of the Company's Common Stock being registered hereby are being passed upon for the Company by Kenneth F. Khoury, Esq., Executive Vice President and General Counsel of the Company. Mr. Khoury participates in the Plan and has received 136,400 shares of restricted Common Stock, options to purchase 105,500 shares of Common Stock and 49,600 performance shares under the Plan.  Item 5 of this Form S-8 supersedes Item 5 of the Original Form S-8.

ITEM 8. EXHIBITS

The exhibits included as part of this Registration Statement are as follows and supersede the exhibits in Item 8 of the Original Form S-8:

Exhibit No.	Description of Exhibits

5	Opinion of Kenneth F. Khoury, Esq.

23.1	Consent of Kenneth F. Khoury, Esq. (included in Exhibit 5).

23.2	Consent of Ernst & Young LLP

23.3	Consent of Deloitte & Touche LLP.

24	Power of Attorney (included in the Signature Page of this Registration Statement)

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 19, 2008.

Delta Air Lines, Inc.

By: /s/ Edward H. Bastian
Name: Edward H. Bastian
Title: President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Richard H. Anderson and Edward H. Bastian, and either of them, his/her true and lawful attorneys-in-fact with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing whatsoever requisite and desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February 19, 2008 by the following persons in the capacities indicated.

Signature	Title

/s/ Richard H. Anderson	Chief Executive Officer and Director (Principal Executive Officer)
Richard H. Anderson

/s/ Edward H. Bastian	President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
Edward H. Bastian

/s/ John S. Brinzo	Director
John S. Brinzo

/s/ Daniel A. Carp	Chairman of the Board
Daniel A. Carp

/s/ Eugene I. Davis	Director
Eugene I. Davis

/s/ Richard K. Goeltz	Director
Richard K. Goeltz

/s/ David R. Goode	Director
David R. Goode

/s/ Victor L. Lund	Director
Victor L. Lund

/s/ Walter Massey	Director
Walter Massey

/s/ Paula Rosput Reynolds	Director
Paula Rosput Reynolds

/s/ Kenneth B. Woodrow	Director
Kenneth B. Woodrow